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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Kratos Defense & Security Solutions, Inc. for the exchange of registered 10% Senior Secured Notes due 2017 for the outstanding unregistered 10% Senior Secured Notes due 2017 and to the incorporation by reference therein of our report dated December 9, 2009, except for Note 14, as to which the date is December 8, 2010, with respect to the consolidated financial statements of Integral Systems, Inc. and subsidiaries included in the Form 8-K/A of Kratos Defense & Security Solutions, Inc. filed on October 11, 2011 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia
October 24, 2011

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Consent of Independent Registered Public Accounting Firm